FIRST AMENDMENT TO
ETF DISTRIBUTION AGREEMENT

This first amendment (“Amendment”) to the ETF Distribution Agreement (the “Agreement”) dated as of September 30, 2021 by and between Trust for Advised Portfolios (“Trust”) and Quasar Distributors, LLC (“Foreside”) is entered into as of October 17, 2022 (the “Effective Date”).

WHEREAS, Trust and Foreside (“Parties”) desire to amend Exhibit A of the Agreement to reflect the addition of three Funds; and

WHEREAS, Section 8(b) of the Agreement requires that all amendments and modifications to the Agreement be in writing and executed by the Parties.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.Capitalized terms not otherwise defined herein shall have the meanings set forth in Agreement.

2.Exhibit A of the Agreement is hereby deleted in its entirety and replaced by the Exhibit A attached hereto which reflects the addition of Soundwatch Hedged Equity ETF and Soundwatch Covered Call ETF.

3.Except as expressly amended hereby, all of the provisions of the Agreement shall remain unamended and in full force and effect to the same extent as if fully set forth herein.

4.This Amendment shall be governed by, and the provisions of this Amendment shall be construed and interpreted under and in accordance with, the laws of the State of Delaware.

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the Effective Date.

TRUST FOR ADVISED PORTFOLIOS	QUASAR DISTRIBUTORS, LLC

By: /s/ Russell B. Simon	By: /s/ Teresa Cowan

Name: Russell B. Simon	Name: Teresa Cowan

Title: President	Title: President

Date: October 17, 2022	Date: October 17, 2022

EXHIBIT A

Soundwatch Hedged Equity ETF
Soundwatch Covered Call ETF